EXHIBIT 3.1

                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                               FRP HOLDINGS, INC.


     These Amended and Restated Articles of Incorporation of FRP Holdings, Inc. were duly adopted by its board of directors on December 3, 2014 and approved by its shareholders on February 4, 2015.

                                   ARTICLE I
                              NAME OF CORPORATION

     The name of this corporation is FRP Holdings, Inc.

                                   ARTICLE II
                               PRINCIPAL OFFICE

     The principal office and mailing address of this corporation is 200 West Forsyth Street, 7th Floor, Jacksonville, FL 32202.

                                   ARTICLE III
                                  CAPITAL STOCK

     1. The maximum number of shares of capital stock which the corporation shall be authorized to have outstanding at any time is twenty-five million (25,000,000) shares of voting common stock with a par value of $.10 per share and five million (5,000,000) shares of preferred stock, to be issued in such classes and series as the board of directors may, in accordance with the provisions of Sections 607.0601 and 607.0602, Florida Statutes, as it now exists or may hereafter be amended and without further stockholder action, by resolution or resolutions, from time to time authorize to be issued.

     2. Each stockholder holding common stock shall have one vote for each share of common stock. Shareholders holding common stock shall have no cumulative voting rights in any election of directors of this corporation.

     3. Preferred stock, if authorized by the board of directors, shall comply with Florida law as then in effect, notwithstanding the following provisions.


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          (a)   The shares of preferred stock shall be of one or more classes and may be issued in one or more series at one time or from time to time as the board of directors may determine.

          (b) Shares of preferred stock and any series thereof shall have such relative rights and preferences with regard to dividend rates, redemption rights, conversion privileges, with such voting powers, full or limited, or without voting powers and with such other distinguishing characteristics, including designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors (and as are not in contravention of this certificate of incorporation, or any amendment thereto), including (but without limiting the generality of the foregoing) the following:

                (i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors.

               (ii) The dividend rate or rates, if any, on the shares of such series and the relation which any such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, the terms and conditions upon which and the periods in respect of which any such dividends shall be payable, whether and upon what conditions any such dividends shall be cumulative, and if cumulative, the date or dates from which dividends shall accumulate, whether the shares of such series shall be limited in dividends, if any, or whether they shall or may participate in dividends over and above the dividend rate, if any, provided for the shares of such series, and whether any such dividends shall be payable in cash, in shares of such series, in shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, or in other property, or in more than one of the foregoing.

              (iii) Whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

               (iv) The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, which rights may vary depending on whatever such liquidation, dissolution, distribution or winding up is voluntary or involuntary; may vary at different dates; and may vary otherwise.


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                (v)   Whether the shares of such series shall be subject to
          the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

               (vi) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

             (vii)   Subject to the provisions of paragraph (b) of this
          Section 3 as to voting rights, the voting powers, full and/or limited, if any, of the shares of such series; and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class.

            (viii) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other series.

              (ix) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this certificate of incorporation.

          (c) No dividends shall be paid or declared or set apart for payment on any particular series of preferred stock in respect of any period unless accumulated dividends shall be or shall have been paid, or declared and set apart for payment, pro rata on all shares of preferred stock at the time outstanding of each other series which ranks equally as to dividends with such particular series, so that the amount of dividends declared on such particular series shall bear the same ratio to the amount declared on each such other series as the dividend rate of such particular series shall bear to the dividend rate of such other series.

          (d) Whenever any shares of preferred stock are redeemed or otherwise retired, other shares may be issued in lieu thereof by the board of directors as part of the series of which they were originally a part or as they may be reclassified into and reissued as a part of a new series, or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock and for such considerations as may be fixed by the board of directors.


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     4.   No stock shall be issued until the consideration for such stock has been fully paid, and when so paid shall be issued as fully paid and nonassessable. All or any part of the consideration for stock of the corporation may be paid in by, or used for the purchase of, real, personal, or intangible property, labor or services, or any combination thereof, at a just valuation thereof as determined by the board of directors or executive committee of the corporation at any regular meeting or at any special meeting pursuant to due notice as provided in the bylaws of the corporation.

     5. No holder of common stock of the corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, nor to any securities convertible into stock or securities of the corporation, nor to any options or warrants to acquire such stock or securities issued or sold, nor any right of subscriptions to any thereof.

     6. The corporation shall not be required to issue certificates representing any fraction or fractions of a share of stock of any class but may issue in lieu thereof one or more non-dividend bearing and non-voting scrip certificates in such form or forms as shall be approved by the board of directors or executive committee, each representing a fractional interest in respect of one share of stock. Such scrip certificates upon presentation together with similar scrip certificates representing in the aggregate an interest in respect of one or more full shares of stock shall entitle the holders thereof to receive one or more full shares of stock of the class and series, if any, specified in such scrip certificates. Such scrip certificates may contain such terms and conditions as shall be fixed by the board of directors or the executive committee, and may become void and of no effect after a period to be determined by the board of directors or executive committee and to be specified in such scrip certificates.

     7. The corporation, by resolution or resolutions of its board of directors or executive committee, shall have power to create and issue, whether or not in connection with the issue and sale of any shares of stock or any other securities of the corporation, warrants, conversion privileges, rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes or any other securities of the corporation, or to convert any other securities of the corporation into common stock of the corporation, such warrants, conversion privileges, rights or options to be evidenced by or in such instrument or instruments as shall be approved by the board of directors or executive committee. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices (not less than the minimum amount prescribed by law, if any) at which any such warrants, convertible securities, rights or options may be issued and any such shares or other securities may be purchased from the corporation, upon the exercise of any warrant, conversion privilege, right or option shall be such as shall be fixed and stated in the resolution or resolutions of the board of directors or executive committee providing for the creation and issue of such warrants, convertible securities, rights or options. The board of directors or executive committee is hereby authorized to create and issue any such warrants, convertible securities, rights or options, from time to time, for such consideration, and to such persons, firms or corporations, as the board of directors or executive committee may determine.


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                                   ARTICLE IV
                               CORPORATE EXISTENCE

     This corporation shall have perpetual existence.

                                   ARTICLE V
                                   DIRECTORS

     The number of directors of this corporation is seven, but may be changed, but not to less than three, by the affirmative vote of a majority of the whole board of directors at the time in office or by the affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon. Each director shall serve a term of one year. Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors, shall hold office until the next annual meeting of shareholders. In no case, however, will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting and until his successor shall be elected and qualify. A director may only be removed for "cause", which shall be defined for these purposes as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, non-acceptance of office or such director having been adjudged by a court of competent jurisdiction to be liable for negligence of misconduct in the performance of his duty to this corporation in a matter of substantial importance to this corporation and such adjudication is no longer subject to direct appeal. This Article may be amended or repealed only by the affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon.

                                   ARTICLE VI
                                    OFFICERS

     The officers of the corporation shall be a president, one or more vice presidents, a secretary, and a treasurer, and such other officers, with such titles, as may be prescribed by the board of directors, all of whom shall be elected by the board of directors or executive committee and shall serve at the pleasure of the board of directors or executive committee and may be removed at any time with or without cause, by the board of directors or executive committee.

                                   ARTICLE VII
                                 INDEMNIFICATION

     1. The corporation shall indemnify and hold harmless each person, his heirs, executors and administrators, who shall serve at any time as a director or officer of the corporation or, at its request, of any other corporation, partnership, joint venture, trust, or other enterprise, from and against any and all claims and liabilities to which such person shall have become subject by reason of his being or having heretofore or hereafter been a director or officer of the corporation, or of any other such corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been heretofore or hereafter taken or omitted by such person as such director or officer, such indemnification to be in accordance with the laws of the State of Florida as now in existence or as hereafter amended.


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     2.   The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

     3. The corporation, its directors, officers, employees and agent shall be fully protected in taking any action or making any payment under this
Article VII or refusing to do so, in reliance upon the advice of counsel.

     4. In addition to the foregoing provisions, this corporation shall indemnify each person or party described in paragraph 1 of this Article VII to the fullest extent permitted by Section 607.014, Florida Statutes.

     5. If any part of this Article VII shall be found in any proceeding to be invalid or ineffective, the remaining provisions shall not be affected.

                                   ARTICLE VIII
                                   SELF DEALING

     No contract, act or other transaction between the corporation and any other person, firm or corporation in the absence of fraud, shall be invalidated, vitiated or in any way affected by the fact that any one or more of the directors of the corporation is or are (i) a party or parties to or interested in such contract, act or transaction or (ii) interested in or a director or officer or directors or officers of such other corporation. Any director or directors individually or jointly may in the absence of fraud, be a party or parties to or may be interested in any contract, act or transaction of this corporation or in which this corporation is interested. Each and every person who may become a director of this corporation is hereby relieved in the absence of fraud, from any obligation to account for profits and from all other liability which might otherwise arise by reason of contracting with the corporation for the benefit of himself or any other person or any firm, association or corporation in which he may be in any way interested or in which he may be an officer or director. The foregoing provisions shall be applicable notwithstanding that the director or directors referred to shall have voted for or shall have been necessary to authorize the contract, act or transaction in question, or that he or they shall have been present or necessary to constitute a quorum at the meeting which authorized such contract, act or transaction.

                                   ARTICLE IX
                        CONTROL SHARE LAW NOT APPLICABLE

     The provisions of Section 607.0902, Florida Statutes, shall not apply to control-share acquisitions of shares of this corporation.


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     This Article IX may be amended or repealed only by the affirmative vote of the holders of at least a majority of the shares of stock of the corporation entitled to vote thereon; provided, however, if this Article IX shall be adopted by at least two-thirds of the shares of stock of the corporation entitled to vote thereon, this Article IX may be amended or repealed only by the affirmative vote of the holders of at least a two-thirds majority of the shares of stock of the corporation entitled to vote thereon.

                                   ARTICLE X
                CERTAIN MATTERS RELATING TO SHAREHOLDER ACTIONS

     1. Special Meeting of Shareholders. Pursuant to Section 607.0702, Florida Statutes, special meetings of the shareholders may be called by the board of directors or by the President. In addition, the Secretary shall call a meeting if the holders of 50% (but not a lesser number) of all the votes entitled to be cast on any issue proposed to be considered at the meeting sign, date, and deliver to the corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

     2. Acting by Shareholders Without A Meeting Prohibited. Pursuant to, and as permitted by, Section 607.0704, Florida Statutes, the shareholders of this corporation are prohibited from taking action without a meeting, without prior notice and without a vote.

     3. Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as directors. Nominations of persons for election as directors of the corporation may be made at a meeting of shareholders at which directors are being elected (i) by or at the direction of the board of directors and/or by or at the direction of any committee or person authorized or appointed by the board of directors or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3. Any nomination other than those governed by clause (i) of the preceding sentence shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 40 days prior to the meeting; provided, however, that in the event that less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary shall set forth (x) as to each person whom the shareholder proposes to nominate tor election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the corporation or any subsidiary of the corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; and (y) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the corporation which are beneficially owned by such shareholder. The corporation may require any proposed nominee to furnish such other information as may


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reasonably be required by the corporation to determine the eligibility of such proposed nominee as a director. No person shall be eligible for election as a director unless nominated as set forth herein.

     The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     Nothing contained herein shall prevent the board of directors from filling a vacancy including a vacancy resulting from an increase in the number of directors, as provided in Article V.

     This Article X may be amended or repealed only by the affirmative vote of the holders of at least a majority of the shares of stock of the corporation entitled to vote thereon; provided, however, if this Article X shall be adopted by at least two-thirds of the shares of stock of the corporation entitled to vote thereon, this Article X may be amended or repealed only by the affirmative vote of the holders of at least a two-thirds majority of the shares of stock of the corporation entitled to vote thereon.

     IN WITNESS WHEREOF these Amended Articles of Incorporation have been executed by the undersigned officer this 4th day of February, 2015.

				FRP HOLDINGS, INC.,
                                a Florida corporation


      				By:------------------------------------------
				Name: Thompson S. Baker II
				Its President


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